Exhibit 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS

OF

6.375% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

GENERAL GROWTH PROPERTIES, INC.

General Growth Properties, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to authority conferred upon the members of the Pricing Committee of the Board (the “Pricing Committee”) by the Board by resolutions adopted by written consent on February 5, 2013, and pursuant to Section 151 of the DGCL, the Pricing Committee adopted resolutions (i) authorizing a series of the Corporation’s previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of eleven million, five hundred thousand (11,500,000) shares of 6.375% Series A Cumulative Redeemable Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is hereby authorized to issue up to eleven million, five hundred thousand (11,500,000) shares of 6.375% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights (in addition to those set forth in the Corporation’s Certificate of Incorporation):

1.                                      Designation and Number.  There is hereby established a series of Preferred Stock designated “6.375% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), which shall consist of 11,500,000 authorized shares.

2.                                      Status of Acquired Shares.  All shares of Series A Preferred Stock redeemed, purchased, exchanged, or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation.

3.                                      Ranking.  The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and any other class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such series ranks junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (ii) on parity with any other series of preferred stock that the Corporation may establish in the future the terms of which specifically provide that such series ranks on parity with the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) junior to any other series of preferred stock established by the Corporation in the future, the terms of which specifically provide that such series ranks senior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon the Corporation’s liquidation, dissolution or winding up (which establishment shall be subject to Section 9 below).

4.                                      Dividends.

(a)                               The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to cumulative preferential cash dividends (whether or not declared) at the rate of 6.375% per year of the

$25.00 liquidation preference per share, which is equivalent to $1.59375 per share of Series A Preferred Stock per year.  Dividends shall only be paid when, as and if declared by the Board of Directors, however, dividends shall accumulate whether or not so declared.

(b)                               Dividends on the Series A Preferred Stock shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the Board of Directors) quarterly in arrears on the first day of January, April, July and October of each year, or, if not a business day, the next succeeding business day (and no interest, additional dividends or other sums shall accrue or accumulate on the amount so payable for the period from and after that dividend payment date to that next succeeding business day). The initial dividend on the Series A Preferred Stock, which shall be paid on April 1, 2013 if declared by the Board of Directors, shall be for less than a full quarter and shall be in the amount of $0.2125 per share. The amount of this initial dividend has been prorated and computed, and the Corporation will prorate and compute any other dividend payable for a partial dividend period, on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable of the Series A Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four.

(c)                                The Corporation shall pay dividends to holders of record as they appear in the stock records at the close of business on the applicable dividend record date. The dividend record date shall be the fifteenth day of the calendar month immediately preceding the calendar month in which the related dividend payment date falls, or such other date that the Board of Directors shall designate for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable dividend payment date.

(d)                               The Corporation shall not declare dividends on the Series A Preferred Stock, or pay or set apart for payment dividends on the Series A Preferred Stock, if the terms of any of the agreements of the Corporation, including any agreement relating to the indebtedness of the Corporation, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends shall be declared by the Board of Directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

(e)                                Dividends on the Series A Preferred Stock shall accrue and accumulate, however, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by the Board of Directors.

(f)                                 Except as described in the next paragraph (g), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the current dividend period:

(i)                                     no dividends (other than dividends in shares of Common Stock or other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up) may be declared or paid or set aside for payment, and no other distribution may be declared or made, upon the Common Stock or any of the Corporation’s other capital stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up; and

(ii)                                  no shares of Common Stock or any other shares of capital stock of the Corporation ranking junior to or on parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, except by conversion into or exchange for other shares ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up;

provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of any shares of capital stock of the Corporation to the extent necessary to preserve the Corporation’s status as a real estate investment trust (“REIT”) as defined in the Internal Revenue Code of 1986, as amended (the “Code”).

(g)                                When full cumulative dividends are not paid (or the Corporation does not set apart a sum sufficient to pay in full cumulative dividends for all past dividend periods and the current dividend period) upon the Series A Preferred Stock and the shares of any other series of preferred stock of the Corporation ranking on parity as to dividend rights with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on parity as to dividend rights with the Series A Preferred Stock shall be declared pro rata, so that the amount of dividends declared per share of the Series A Preferred Stock and such other series of preferred stock of the Corporation will in all cases bear to each other the same ratio that accumulated dividends per share of the Series A Preferred Stock and such other series of preferred stock (which will not include any accrual or accumulation in respect of unpaid dividends for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other.

(h)                               No interest shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the full cumulative dividends on the Series A Preferred Stock to which they are entitled. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

(i)                                   If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion of the total dividends (as determined for Federal income tax purposes) paid or made available for the year to holders of all classes and series of shares of the capital stock of the Corporation (the “Capital Gains Amount”), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series A Preferred Stock shall be in the same portion that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the total dividends for the year made with respect to all classes and series of the outstanding shares of capital stock.

5.                                      Liquidation Preference.

(a)                               Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders (after payment or provision for all of the debts and other liabilities and subject to the preferential rights of the holders of any future series of preferred stock of the Corporation ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding up (which establishment shall be subject to Section 9 below)) a liquidation preference of $25.00 per share in cash (or property having a fair market value as determined by the Board of Directors valued at $25.00 per share) plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to liquidation rights.

(b)                               If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to make full payment to holders of the Series A Preferred Stock and any other shares of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock as to liquidation rights, then holders of the Series A Preferred Stock and holders of shares of such preferred stock ranking on parity with the Series A Preferred Stock as to liquidation rights will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)                                Written notice of any such liquidation, dissolution or winding up, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given to holders of the Series A Preferred Stock by first-class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, at the address of such holder as it appears on the stock transfer records (or, in the case of Series A Preferred Stock held in global form, in accordance with applicable procedures of The Depository Trust Company (“DTC”)).

(d)                               After payment of the full amount of the liquidating dividends to which holders of the Series A Preferred Stock are entitled on shares of Series A Preferred Stock, such holders shall not have any right or claim to any of the remaining assets with respect to such shares of Series A Preferred Stock.

(e)                                The consolidation or merger of the Corporation with or into another entity, the merger of another entity with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall, in each case, not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of the liquidation rights of the Series A Preferred Stock.

6.                                      Redemption.

(a)                               Optional Redemption.  Except with respect to a Special Optional Redemption and a REIT Qualification Optional Redemption (each as defined below), the Corporation may not redeem the Series A Preferred Stock prior to February 13, 2018. On or after February 13, 2018, the Corporation, at its option, upon giving the notice described in paragraph (4) below, may redeem the Series A Preferred Stock, in whole at any time or in part from time to time, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption (such redemption, an “Optional Redemption”). If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides irrevocable notice of redemption with respect to the Series A Preferred Stock (whether pursuant to an Optional Redemption, REIT Qualification Optional Redemption or Special Optional Redemption), the holders of Series A Preferred Stock shall not have the conversion right described in Section 7 below with respect to the shares of Series A Preferred Stock called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends).

(b)                               Special Optional Redemption.

(i)                                     Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared) to, but not including, the date of redemption (such redemption, a “Special Optional Redemption”). If, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of redemption with respect to the Series A Preferred Stock (whether pursuant to an Optional Redemption, REIT Qualification Optional Redemption or Special Optional

Redemption), the holders of Series A Preferred Stock will not have the conversion right described in Section 7 below with respect to the shares of Series A Preferred Stock called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends).

(ii)                                  A “Change of Control” is when, after the initial delivery of the Series A Preferred Stock, the following have occurred and are continuing:

(1)                                 the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all the Corporation’s stock entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(2)                                 following the closing of any transaction referred to in the immediately preceding paragraph (1), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(c)                                Restrictions on Ownership and Transfer; REIT Qualification Optional Redemption.

(i)                                     If the redemption of a holder’s Series A Preferred Stock is required to prevent a violation of the Stock Ownership Limit (as defined in Article XIV of the Corporation’s Certificate of Incorporation), then the Corporation may, at its option, redeem the Series A Preferred Stock of such holder, in such amount required to comply with the Stock Ownership Limit, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (whether or not declared), to, but not including, the date of redemption (such redemption, a “REIT Qualification Optional Redemption”). If, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the optional redemption right, REIT qualification optional redemption right or special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described in Section 7 below with respect to the shares of Series A Preferred Stock called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends).

(d)                               Redemption Procedures.

(i)                                     If the Corporation elects to redeem the Series A Preferred Stock as described above, the Corporation shall provide to each record holder of the Series A Preferred Stock a notice of redemption not fewer than 30 days nor more than 60 days before the redemption date. The Corporation shall send the notice to the address shown on the Corporation’s share transfer books for each holder or, in the case of Series A Preferred Stock held in global form, in accordance with the applicable procedures of DTC. A failure to give notice of redemption or any defect in the notice or in its provision shall not affect the validity of the redemption of any Series A Preferred Stock, except as to the holder to whom notice was defective. Each notice shall state the following:

(1)                                 the redemption date;

(2)                                 the redemption price and accumulated and unpaid dividends payable on the redemption date;

(3)                                 the number of shares of Series A Preferred Stock to be redeemed;

(4)                                 if fewer than all shares of the Series A Preferred Stock are to be redeemed, the number of shares of the Series A Preferred Stock to be redeemed;

(5)                                 the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

(6)                                 procedures for surrendering non-certificated shares of Series A Preferred Stock for payment of the redemption price;

(7)                                 that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue and accumulate on such redemption date (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends);

(8)                                 that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock;

(9)                                 in the case of a Special Optional Redemption, that the Series A Preferred Stock is being redeemed pursuant to the special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

(10)                          in the case of a Special Optional Redemption, that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends) and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

(ii)                                  If the Corporation redeems fewer than all of the shares of the Series A Preferred Stock, the Corporation shall determine the number of shares to be redeemed. In such circumstances, the shares of the Series A Preferred Stock to be redeemed shall be selected pro rata or in another equitable manner determined by the Corporation and in accordance with the rules of the NYSE or any other securities exchange or quotation system on which the Series A Preferred Stock is then listed, traded or quoted.

(iii)                               Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the notice of redemption and redemption procedures, as applicable, must comply with applicable procedures of DTC.

(iv)                              If the Corporation has given a notice of redemption and has irrevocably set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends), those shares of Series A Preferred Stock shall be treated as no longer being outstanding, no further dividends shall accrue or accumulate and all other rights of the holders of those shares of Series A Preferred Stock shall terminate. The holders of those shares of Series A Preferred Stock shall retain their right to receive the redemption price for their shares and any accumulated and unpaid dividends through, but not including, the redemption date, without interest.

(v)                                 If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, the holders of Series A Preferred Stock at the close of business on a dividend record date shall be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or the default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

(vi)                              Notwithstanding the foregoing, unless full cumulative dividends on all shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sufficient sum set apart for payment for all past dividend periods and the then current dividend period, the Corporation may not:

(1)                                 redeem any shares of the Series A Preferred Stock or any class or series of capital stock of the Corporation ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up unless the Corporation simultaneously redeems all shares of the Series A Preferred Stock; or

(2)                                 purchase or otherwise acquire directly or indirectly any shares of the Series A Preferred Stock or any other shares of capital stock of the Corporation ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up, except by exchange for shares of capital stock ranking junior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up;

provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of any shares of capital stock of the Corporation to the extent necessary to preserve the Corporation’s REIT status.

7.                                      Conversion Rights.

(a)                               Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock shall have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of its election to redeem the Series A Preferred Stock as described in Section 6 above, in which case such holder will only have the right with respect to the shares of Series A Preferred Stock not called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends in which case such holder will again have a conversion right with respect to the shares of Series A Preferred Stock subject to such default in payment)) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

(i)                                     the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

(ii)                                  2.4679 (the “Share Cap”), subject to certain adjustments described below.

(b)                               The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of the Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(c)                                For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 24,679,000 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ over-allotment option to purchase additional shares of Series A Preferred Stock is exercised, not to exceed 28,380,850 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

(d)                               In the case of a Change of Control pursuant to which the Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of the Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(e)                                If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the shares of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of the Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(f)                                 The Corporation shall not issue fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares.

(g)                                Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice shall state the following:

(i)                                     the events constituting the Change of Control;

(ii)                                  the date of the Change of Control;

(iii)                               the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

(iv)                              the method and period for calculating the Common Stock Price;

(v)                                 the Change of Control Conversion Date;

(vi)                              that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides irrevocable notice of the election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right (unless the Corporation defaults in payment of the redemption price and all accumulated and unpaid dividends);

(vii)                           if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

(viii)                        the name and address of the paying agent and the conversion agent;

(ix)                              the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right; and

(x)                                 the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(h)                               The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on the website of the Corporation, in any event prior to the opening of business on the first business day following any date on which the Corporation provides the notice described above to the holders of Series A Preferred Stock.

(i)                                   To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent for the Series A Preferred Stock, or, in the case of Series A Preferred Stock held in global form, comply with the applicable procedures of DTC. The conversion notice must state:

(i)                                     the relevant Change of Control Conversion Date;

(ii)                                  the number of shares of Series A Preferred Stock to be converted; and

(iii)                               that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

(j)                                  The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which shall be a business day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the notice described above to the holders of Series A Preferred Stock.

(k)                               The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Market Group Inc. or similar organization for the ten  consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(l)                                   Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent for the Series A Preferred Stock prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

(i)                                     the number of withdrawn shares of Series A Preferred Stock;

(ii)                                  if certificated Series A Preferred Stock has been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

(iii)                               the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

(m)                           Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

(n)                               Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided or provides notice of the election to redeem such Series A Preferred Stock, whether pursuant to an Optional Redemption, Special Optional Redemption or REIT Qualification Optional Redemption (in which case the holders of Series A Preferred Stock shall not have the conversion right with respect to the shares of Series A Preferred Stock so called for redemption (unless the Corporation defaults in the payment of the redemption price and accumulated and unpaid dividends).  If the Corporation elects to redeem Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date, in accordance with Optional Redemption, Special Optional Redemption or REIT Qualification Optional Redemption.

(o)                               The Corporation shall deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

(p)                               In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock shall be entitled to convert such Series A Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the Stock Ownership Limit (unless the Corporation provides an exemption from such limitation for such holder).

(q)                               Except as provided in this Section 7, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

8.                                      No Maturity, Sinking Fund or Mandatory Redemption.  The Series A Preferred Stock has no maturity date and the Corporation shall not be required to redeem the Series A Preferred Stock at any time. The Series A Preferred Stock shall not be subject to any sinking fund.

9.                                      Voting Rights.

(a)                               Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth below or as required by law or the rules of the NYSE or any other securities exchange or quotation system on which the Series A Preferred Stock is then listed, traded or quoted. On any matters in which the Series A Preferred Stock is entitled to vote, each share shall be entitled to one vote.

(b)                               Whenever dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock shall be entitled, voting as a single class together with holders of all other series of the Corporation’s preferred stock upon which voting rights have been conferred and are exercisable (the “Voting Parity Preferred”), to elect a total of two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the Series A Preferred Stock or at least 10% of any other Voting Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case, such vote shall be held at the earlier of the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting, until all dividends accumulated on the Series A Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of such dividends has been set aside for payment.  If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights (but subject always to the same provision for the vesting of such voting rights in the case of any future arrearages for six or more quarterly periods (whether or not consecutive)), and if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Voting Parity Preferred, the term of office of each director so elected by the holders of the Series A Preferred Stock and the Voting Parity Preferred shall terminate.

(c)                                In addition, the Corporation may not, without the affirmative vote of holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock voting separately as a class:

(i)                                     authorize, create or increase the authorized or issued amount of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase, any such senior shares; or

(ii)                                  amend, alter or repeal the provisions of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws of the Corporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof.

(d)                               However, with respect to any such amendment, alteration or repeal of the provisions of the Certificate of Incorporation (including this Certificate of Designations), whether by merger, consolidation or otherwise, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, the Corporation may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock.

(e)                                Any increase in the amount of total authorized preferred stock of the Corporation, or any increase in the amount of authorized shares of the Series A Preferred Stock, or any creation, issuance or increase in the amount of authorized shares of any other series of the preferred stock ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock.

10.                               Information Rights.  During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any Series A Preferred Stock is outstanding, the Corporation shall (i) transmit by mail or otherwise provide (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock as their names and addresses appear in the record books (or otherwise in accordance with the applicable procedures of DTC) and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits, including certifications,  that would have been required) (ii) promptly, upon request, provide copies of such reports to any prospective holder of Series A Preferred Stock. In such case, the Corporation shall mail (or otherwise provide) the information to the holders of Series A

Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

11.                               Preemptive Rights.  No holders of the Series A Preferred Stock shall, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security.

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IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 11th day of February, 2013.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ STACIE L. HERRON
	Name:	Stacie L. Herron
	Title:	Vice President and Secretary